Filed Pursuant to Rule 424(b)(5)
Registration No. 333-118956
Prospectus Supplement

(To Prospectus dated May 24, 2005)

Golden Star Resources Ltd. 5,773,176 Common Shares
     This prospectus relates to the sale of up to 5,773,176 common shares of Golden Star Resources Ltd. issuable upon exercise of outstanding options and warrants to purchase common shares at prices ranging from Cdn$0.29 to Cdn$4.17 per share. The options and warrants were issued in connection with our acquisition of St. Jude Resources Ltd. The options expire at various times through September 21, 2009, and the warrants expire on November 20, 2008. If all options and warrants are exercised, we would receive gross proceeds of approximately Cdn$18.8 million.
     Our common shares are traded on the American Stock Exchange under the symbol “GSS” and on the Toronto Stock Exchange under the symbol “GSC.” On January 20, 2006, the closing price for our common shares on the American Stock Exchange was $3.06 per share and the closing price on the Toronto Stock Exchange was Cdn$3.50 per share. The common shares issuable on exercise of the options and warrants have been listed on the Toronto Stock Exchange and the American Stock Exchange.
     Unless otherwise indicated, all references to “$” or “dollars” in this prospectus supplement refer to United States dollars. References to “Cdn$” in this prospectus supplement refer to Canadian dollars.
     Investing in the common shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 23, 2006.

     You should rely only on information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus. Information on any websites maintained by us does not constitute a part of this prospectus supplement.
     We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

ABOUT THIS PROSPECTUS
     This prospectus supplement and the related prospectus have been filed with the Securities and Exchange Commission, which we refer to as the SEC, pursuant to a registration statement on Form S-3, which we refer to as the registration statement.
     Our financial statements are prepared in accordance with generally accepted accounting principles (GAAP) in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with GAAP in the United States, which we refer to as U.S. GAAP.
EXCHANGE RATE INFORMATION
     The noon rate of exchange on January 20, 2006 as reported by the Bank of Canada for the conversion of Canadian dollars was Cdn$1.00 equals $0.8670 and the conversion of United States dollars was $1.00 equals Cdn$1.1534. We use these exchange rates for certain calculations appearing in this prospectus.
NON-GAAP FINANCIAL MEASURES
     In this prospectus, or in the documents incorporated herein by reference, we use the terms “total cash cost per ounce” and “cash operating cost per ounce”. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in Regulation S-K Item 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in Canada and the United States. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7 — Management’s Discussion and Analysis in our Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2004 and Item 2 — Management’s Discussion and Analysis in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 for an explanation of these measures.

SUMMARY
     You should read the following summary and the more detailed information about us and the common shares provided elsewhere in this prospectus supplement and in documents incorporated by reference, including the “Risk Factors” sections and our consolidated financial statements and notes. References to “we,” “our” and “us” mean Golden Star Resources Ltd., its predecessors and consolidated subsidiaries, or any one or more of them, as the context requires.
Our Business
     We are an international gold mining and exploration company, focused primarily on mining, mine development and exploration in Ghana, West Africa. Our principal assets are controlling interests in four properties in Ghana, West Africa: the Bogoso/ Prestea property which consists of the adjoining Bogoso and Prestea mining leases, the Wassa property, the St. Jude properties and the Prestea Underground property. We operate the Bogoso/ Prestea mine, with ore mined at the Prestea property being processed at the Bogoso processing plant. In 2004, we produced 147,875 ounces of gold from Bogoso/ Prestea, at an average cash operating cost of approximately $250 per ounce, which we sold for an average gold price of approximately $410 per ounce. We completed a newly constructed ore processing plant and open pit mine at Wassa and placed it into service on April 1, 2005. The St. Jude properties, which were acquired in December 2005 as a result of our acquisition of St. Jude Resources Ltd., primarily consist of two undeveloped areas of gold mineralization located near Wassa. The Prestea Underground consists of a currently inactive underground gold mine and associated support facilities.
     We have an approximate 53% interest in EURO Ressources S.A. (formerly known as Guyanor Ressources S.A.) which owns a royalty interest in Cambior Inc.’s Rosebel gold mine in Suriname. We hold interests in an exploration joint venture in Sierra Leone, West Africa and hold active exploration properties in Ghana, Côte d’Ivoire, Suriname and French Guiana. We hold indirect interests in gold exploration properties in Peru and Chile through our 22% interest in Goldmin Consolidated Holdings, and in the Democratic Republic of the Congo through our approximate 10% interest in Moto Goldmines Limited.
     Please see “The Company” in this prospectus supplement for further information about our operations and “Recent Developments” in this prospectus supplement for further information on the acquisition of St. Jude Resources Ltd.
     Our principal executive offices are located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127-6312, and our telephone number is (303) 830-9000. Our registered and records office is located at 66 Wellington St. W., Suite 3700, P.O. Box 20, Toronto Dominion Bank Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1N6.
Acquisition of St. Jude Resources Ltd.
     On November 11, 2005, we entered into a definitive arrangement agreement (the “Arrangement Agreement”) with St. Jude Resources Ltd., which we refer to as St. Jude, which provided for the acquisition of the outstanding securities of St. Jude by us pursuant to a plan of arrangement (the “Arrangement”) to be effected pursuant to the Canada Business Corporations Act. The arrangement was completed and became effective on December 21, 2005, resulting in St. Jude becoming a wholly owned subsidiary of Golden Star. The transaction and St. Jude are described in more detail below under “Acquisition of St. Jude.”

Growth Strategy
     Since 1999, our business and development strategy has been focused primarily on the acquisition of producing and development stage gold properties in Ghana and on the exploration, development and operation of these properties. We also explore for gold. Since 1999, our exploration efforts have been focused on Ghana, other West African countries and South America. We are currently carrying out construction of a sulfide processing plant to expand production at Bogoso/ Prestea. Our ore processing plant and open pit mine at Wassa were completed and placed in service on April 1, 2005. If the expansion and development plans at Bogoso/ Prestea are completed as expected during 2006 and assuming a full year of production from the sulfide plant in 2007, our annualized production is expected to increase to over 500,000 ounces of gold in 2007. Achievement of this target is subject to numerous risks. Please see “Risk Factors” in this prospectus supplement for further information about these risks.
     Our overall objective is to grow our business organically and through acquisitions. As part of the effort to achieve this goal, we actively investigate potential acquisition and merger candidates. These efforts resulted in our acquisition of St. Jude.

THE OFFERING

Securities offered	This prospectus relates to the sale of up to 5,773,176 common shares upon exercise of outstanding options and warrants at prices ranging from Cdn$0.29 to Cdn$2.50 per share for options and at a price of Cdn$4.17 per share for the warrants. The options and warrants were issued in connection with our acquisition of St. Jude. The options expire at various times through September 21, 2009 and the warrants expire on November 20, 2008.

Common shares outstanding after this offering (assuming all options and warrants are exercised)	211,727,758 common shares.

Risk factors	An investment in the common shares involves a high degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. Please refer to “Risk Factors” beginning on page S-5 of this prospectus supplement for factors you should consider.

Use of proceeds	Holders of the options and warrants are not obligated to exercise any of the options or warrants. If all options and warrants are exercised, we would receive gross proceeds of approximately Cdn$18.8 million or $16.3 million. We expect that the proceeds will be used for general corporate purposes, possibly including acquisitions.

Trading symbols and listing	Our common shares are traded on the American Stock Exchange (“AMEX”) under the symbol “GSS” and on the Toronto Stock Exchange (“TSX”) under the symbol “GSC.” The shares issuable on exercise of the options and warrants have been listed on the Toronto Stock Exchange and the American Stock Exchange.
     The number of shares outstanding after this offering is based on 205,954,582 common shares outstanding as of January 19, 2006 and assumes that no other changes occur. The number of shares outstanding excludes (i) common shares issuable upon exercise of currently outstanding warrants to purchase up to 8,448,334 common shares at a weighted average purchase price of Cdn$4.60 per share; (ii) common shares issuable upon exercise of currently outstanding options to purchase up to 4,892,451 common shares at prices from Cdn$1.02 to Cdn$9.07 per share under our stock option plans; (iii) 11,111,111 common shares issuable upon conversion of our senior convertible notes issued in April 2005; and (iv) an additional approximately 6,709,900 common shares available for issuance under our stock option plans.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
     This prospectus supplement and the related prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus supplement. These statements include comments regarding: the anticipated use of proceeds from this offering, the anticipated benefits of the acquisition of St. Jude, our expansion plans for Bogoso/Prestea and related permitting and capital costs, intended evaluation and exploration activities with respect to the St. Jude properties, anticipated completion of the Bogoso/Prestea expansion project, production estimates and costs, anticipated commencement dates of mining or production operations, our future gold and currency hedging plans, operating efficiencies, and costs and expenditures, potential mine life, costs, expenditures, exploration activities and expenditures, and equipment replacement.
     The following, in addition to the factors described under “Risk Factors” in this prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:
•	failure to realize the anticipated benefits of the acquisition of St. Jude;

•	failure to develop reserves on the St. Jude properties;

•	unexpected events during the construction and start-up of the Bogoso/Prestea expansion project;

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of gold production;

•	unanticipated variations in ore grade, tonnes mined and crushed or milled;

•	unanticipated recovery or production problems;

•	effects of illegal mining on our properties;

•	changes in mining and processing costs including changes to costs of raw materials, supplies, services and personnel;

•	changes in metallurgy and processing;

•	availability of skilled personnel, materials, equipment, supplies and water;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt and maintenance of government approvals and permits;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions; and

•	availability of capital at reasonable rates or at all.
     These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this prospectus supplement, the related prospectus and in any documents incorporated by reference into this prospectus supplement and the related prospectus. Subject to the requirements of applicable laws, we undertake no obligation to update forward-looking statements.

RISK FACTORS
     An investment in the common shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information included or incorporated by reference in this prospectus supplement before purchasing any of the common shares. In addition to historical information, the information in this prospectus supplement and the related prospectus contains “forward-looking” statements about our future business and performance. See “Forward-Looking Statements”. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus supplement. The risks below address the material factors that may affect our future operating results and financial performance.
Financial Risks
A substantial or prolonged decline in gold prices would have a material adverse effect on us.
     The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or prolonged decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:
•	cause suspension of our mining operations at Bogoso-Prestea and Wassa if such operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•	cause us to be unable to fulfill our obligations under agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	cause us to be unable to fulfill our debt payment obligations;

•	halt or delay the development of new projects;

•	reduce funds available for exploration, with the result that depleted reserves are not replaced; and

•	reduce or eliminate the benefit of enhanced growth opportunities anticipated from the St. Jude acquisition.
     Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or might interrupt operations until the reassessment can be completed. Mineral reserve calculations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.
We may incur substantial losses in the future that could make financing our operations and business strategy more difficult.
     We had a net loss of $8.2 million during the nine months ended September 30, 2005 and annual earnings of $2.6 million, $22.0 million and $4.9 million in 2004, 2003 and 2002, respectively. We reported net losses of $20.6 million in 2001 and $14.9 million in 2000. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs (including increased commodity prices), and impairment write-offs of mine property and/or exploration property costs, could cause us to be unprofitable in the future. The acquisition of St. Jude, which has no operating properties, may result in increased future losses. Any future operating losses could make financing our operations and our business strategy, including pursuit of the growth opportunities anticipated as a result of our acquisition of St. Jude, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition.
Our obligations could strain our financial position and impede our business strategy.
     We have total consolidated debt and liabilities as of September 30, 2005 of $105.0 million, including $12.2 million payable to financial institutions, $50 million in senior convertible notes maturing on April 15, 2009, $32.3 million of current trade payables, accrued current and other liabilities and a $10.5 million accrual for environmental rehabilitation liabilities. For additional information on our environmental rehabilitation liabilities, see note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K, as amended, for our most recently completed fiscal year and the subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter. We expect that our indebtedness and other liabilities will increase as a result of our corporate development activities. These liabilities could have important consequences, including the following:
•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.
Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.
     There are numerous uncertainties inherent in estimating proven and probable mineral reserves and non-reserve measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably. For example, we plan to evaluate the non-reserve resources at our St. Jude properties pursuant to our methodologies, analytical techniques and quality assurance and quality control procedures. We expect to report lower amounts of non-reserve resources than St. Jude reported pre-acquisition as a result of this analysis.
     Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimate. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.

We currently have only two major sources of operational cash flows, which will likely be insufficient to fund our continuing exploration and development activities.
     While we have received significant infusions of cash from sales of equity and debt, our only current significant internal sources of funds are operational cash flows from Bogoso/ Prestea and Wassa. The newly constructed Wassa processing plant and open pit mine were completed and placed in service on April 1, 2005 and currently process through the mill a mixture of ore from the open pit and materials from the prior owner’s heap leach pads. Production at Wassa was 45,063 ounces in the second and third quarters of 2005 and is expected to average approximately 140,000 ounces per year after 2005. However, Wassa’s production goal may not be achieved. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years, which we expect to increase with the acquisition of St. Jude. We expect that these expenditures will exceed free cash flows generated by Bogoso/ Prestea and Wassa during that period, and therefore we expect in the future to require additional external debt or equity financing. Lower gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring lower gold prices could have similar effects in the future. In the future, we may not be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing on acceptable terms, we might need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or could be forced to sell, some of our properties.
Implementation of a gold hedging program might be unsuccessful and incur losses.
     EURO Ressources S.A., our 53% owned subsidiary, has entered into a cash-settled forward sales agreement with its lender designed to reduce in part the impact of gold price fluctuations on expected future Rosebel royalty revenues it receives from Cambior Inc., as required by its loan agreement. While there is a risk of loss if the derivative positions were to be liquidated early and during a period of unfavorable gold prices, loan covenants prohibit liquidation of the position prior to the end of the loan repayment.
     We have purchased and may continue to purchase put options (“puts”) and call options (“calls”) from time to time during the construction phase of the new processing plant at Bogoso in Ghana. Puts give us the right but not the obligation to sell gold in the future at a fixed price. While puts do not limit the upside potential of higher gold prices, early liquidation of puts during a period of unfavorable gold prices could result in a loss. Calls are contractual commitments which require us to sell gold at a fixed price on specified future dates. If the spot market gold price exceeds the call option price on the specified sale date we would receive the call price rather than the higher spot market price for the gold ounces covered by the call option. Current call options are set at $525 per ounce. There will be no cost to us unless the spot market price of gold exceeds this level on the call options’ specified sales dates. Of our 2006 production, approximately 16% is subject to calls at $525 per ounce, and approximately 40% is protected by puts at a floor price of $406 per ounce.
     We continue to review whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a more general hedging program. To date, we have decided not to implement a more general hedging program on gold production from our own properties.
We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.
     Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We typically convert our United States funds to foreign currencies as payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/ Prestea and Wassa is based on the Ghanaian currency, the Cedi. We are required to convert into Cedis only 20% of the foreign exchange proceeds that we receive from selling gold, but the Government of Ghana could require us to convert a higher percentage of gold sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in South African Rand and Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase due to changes in the value of the United States dollar or the Cedi, Euros, the South African Rand or other currencies, such as the recent decrease in the value of the United States dollar relative to other currencies. In addition, these changes may increase the salary costs of expatriate employees who are currently paid in United States dollars. Consequently, operation and development of our properties might be more costly than we anticipate.
     We have purchased and expect to continue to purchase additional South African Rand and Euro forward contracts in the near future to hedge the expected purchase of capital assets in South Africa in connection with the Bogoso sulfide expansion project. We may engage in additional currency hedges in the future in connection with other projects. Implementation of a currency hedging program may not adequately protect us from the effects of fluctuation in currency exchange rates.
Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.
     We plan to continue to pursue the acquisition of producing, development and advanced stage exploration properties and companies, have recently completed the acquisition and joint venture of exploration and development properties in Ghana and Sierra Leone and the acquisition of St. Jude on December 21, 2005. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention from our existing business and may be unsuccessful. Our success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with those of Golden Star. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material orebody may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.
We are subject to litigation risks.
     All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings, which include labor matters such as unfair termination claims, supplier matters and property issues incidental to our business, and we are involved in a dispute with respect to a portion of our interest in the Prestea Underground. An internal dispute among shareholders of a company that previously held an interest in the Hwini-Butre concession may affect St. Jude’s rights to a portion of the Hwini-Butre concession. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our financial position and results of operations.

Operational Risks
The technology, capital costs and cost of production of refractory mineral reserves and non-reserves at Bogoso/Prestea remain subject to a number of uncertainties, including funding uncertainties.
     Based upon the completion of our Bogoso sulfide project feasibility study in 2001, the refractory material at Bogoso/Prestea, which is ore that cannot be satisfactorily processed by basic gravity concentration or simple cyanidation, has been included in our proven and probable mineral reserves, which are prepared in accordance with National Instrument 43-101 of the Canadian securities regulators. While the sulfide project feasibility study indicated that refractory mineral reserves can be profitably mined and processed at current gold prices, the capital cost to upgrade the Bogoso processing plant with a bio-oxidation or BIOX circuit to process refractory ore, together with related mining equipment and facilities, is significant, and $20.3 million has been spent on the project through September 30, 2005. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines, and despite our testing, engineering and analysis, the technology may not perform successfully at commercial production levels on the Bogoso/Prestea refractory sulfide ores, in which case our production estimates may not be achieved.
The integration of Golden Star and St. Jude may not occur as planned.
     We must begin the process of integrating the operations of Golden Star and St. Jude. The acquisition of St. Jude was proposed with the expectation that its successful completion would over time result in enhanced growth opportunities and the synergies resulting from the combination of increased earnings and reduced costs. These anticipated benefits would depend in part on whether the operations of Golden Star and St. Jude can be integrated in an efficient and effective manner and whether the St. Jude properties can be developed. If this does not occur, the benefits we receive from the acquisition will be significantly less than anticipated. Most operational and certain staffing decisions with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities and costs.
We are subject to a number of operational hazards that can delay production or result in liability to it.
Our activities are subject to a number of risks and hazards including:
•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	difficulty in applying technology such as bio-oxidation processing;

•	unusual or unexpected geological or operating conditions;

•	slope failures;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.

     These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We could incur liabilities as a result of pollution and other casualties. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.
Our mining operations are subject to numerous environmental laws, regulations and permitting requirements that can delay production and adversely affect operating and development costs.
     Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.
     A significant portion of our Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or expensive to comply.
     Mining and processing gold from the south end of the Prestea property, the new tailings dam at Bogoso and other activities will require mining and other permits from the Government of Ghana. These permits may not be issued on a timely basis or at all, and such permits, when issued, may be subject to requirements or conditions with which it is burdensome or expensive to comply. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.
     Due to an increased level of non-governmental organization activity targeting the mining industry in Ghana, the potential for the Government of Ghana to delay the issuance of permits or impose new requirements or conditions upon mining operations in Ghana may be increased. Any changes in the Government of Ghana’s policies may be costly to comply with and may delay mining operations. The exact nature of other environmental control problems, if any, which we may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted within various jurisdictions. To the extent that we are subject to any such changes, they may have a material adverse effect on our operations in Ghana.
     As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.
The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.
     Mine development projects, including our recent development at Wassa and expansion at Bogoso/Prestea, and the potential development of the St. Jude’s properties if reserves are established, typically require a number of years and significant expenditures during the development phase before production is possible.

     Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:
•	estimation of mineral reserves and mineral resources;

•	anticipated metallurgical recovery rates;

•	environmental considerations and permitting;

•	future gold prices; and

•	anticipated capital and operating costs.
     Our mine development projects could have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable mineral reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses and might not prove to be accurate.
     The management of mine development projects and start up of new operations are complex, and we do not have a history of simultaneously managing an ongoing operation, the start-up of a new operation and a significant development project. Completion of development and the commencement of production may be subject to delays, as occurred at Wassa. Any of the following events, among others, could affect the profitability or economic feasibility of a project:
•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs;

•	significant increases in the cost of diesel fuel, cyanide or other major components of operating costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.
     Adverse effects on the operations or further development of a project could also adversely affect our business, financial condition, results of operations and cash flow. Because of these uncertainties, and others identified in these “Risk Factors”, our production estimates at Bogoso/Prestea and Wassa may not be achieved.
We need to continually obtain additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.
     Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand our mineral reserves as our mines produce gold. At current average production rates, we estimate that Bogoso/Prestea has over ten years of mine life and Wassa has approximately five years of mine life, but our estimates might not be correct and the mine life would be shortened if we expand production. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.
     Gold exploration, including the exploration of the Prestea Underground and the St. Jude properties and other projects, involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is determined in part on the following factors:
•	the identification of potential gold mineralization based on superficial analysis;

•	availability of prospective land;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.
     Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.
We face competition from other mining companies in connection with the acquisition of properties.
     We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.
Title to our mineral properties could be challenged.
     We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/Prestea, Wassa and Prestea Underground properties. However, we cannot guarantee that title to our properties will not be challenged. An internal dispute among the shareholders of a company that previously held an interest in the Hwini-Butre concession may affect St. Jude’s rights to a portion of the Hwini-Butre concession. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions could be severely constrained. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.
     We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our management team, the loss of these persons or our inability to attract and retain additional highly skilled employees could adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations. We have obtained key person insurance only with respect to our President and Chief Executive Officer.
     The period of weak gold prices prior to 2002 resulted in the depletion in the number of trained and experienced professionals and managers in our industry. Higher gold prices have resulted in an increased demand for these people, and it could therefore be more difficult to attract or retain such experienced professionals and managers without significantly increasing the cost to us.
Our insurance coverage could be insufficient.
     Our business is subject to a number of risks and hazards generally, including:
•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.
     Such occurrences could result in:
•	damage to mineral properties or production facilities;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining;

•	monetary losses; and

•	possible legal liability.
     Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. In addition, as of the completion of the Arrangement with St. Jude, our insurance policies do not cover St. Jude and its properties, and we may not be able to obtain insurance to cover St. Jude and its properties at economically feasible premiums or at all.

Governmental and Regulatory Risks
As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.
     We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently, or to repay our convertible notes or other debt. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on our valuation and stock price.
We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.
     Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:
•	licensing

•	production

•	taxes

•	water disposal

•	toxic substances

•	development and permitting

•	exports

•	imports

•	labor standards

•	occupational health and safety

•	mine safety

•	environmental protections
     Compliance with these regulations increases the costs of the following:
•	planning

•	designing

•	drilling

•	operating

•	developing

•	constructing

•	closure and reclamation
     We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Due to the substantial increase in mining development in Ghana in recent years, the Government of Ghana has been reviewing the adequacy of reclamation bonds and guarantees throughout the country and in some cases has requested higher levels of bonding than previously had been required. Our bonds may be increased. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

     Government regulations limit the proceeds from gold sales that could be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/ Prestea and Wassa are currently our only sources of internally generated operating cash flows.
The Government of Ghana has the right to increase its ownership and control of certain subsidiaries.
     The Government of Ghana currently has a 10% carried interest in our subsidiaries that own our Bogoso/ Prestea mine, Wassa mine, St. Jude properties and Prestea Underground property and other properties in Ghana. The Government of Ghana also has: (a) the right to acquire up to an additional 20% equity interest in each of these subsidiaries for a price to be determined by agreement or arbitration; (b) the right to acquire a special share or golden share in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree; and (c) a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. The Government of Ghana may seek to exercise one or more of these rights, which could reduce our equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/ Prestea or Wassa, reducing amounts available to us for reinvestment and adversely affecting our ability to take certain actions.
We are subject to risks relating to exploration, development and operations in foreign countries.
     Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects, we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.
     Our assets and operations are affected by various political and economic uncertainties, including:
•	the risks of war, civil unrest, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.
Illegal mining occurs on our properties, is difficult to control, can disrupt our business and can expose us to liability.
     We continue to experience heightened illegal mining activity on the Prestea property involving illegal miners numbering in the thousands. Most of this activity is in the Beta Boundary area south of Prestea and includes areas where we have established reserves. It is difficult to quantify the exact impact of this activity on our reserves and non-reserve mineral resources. The impact of this illegal mining, to the extent known at this time, on our currently reported mineral reserve and non-reserve mineral resources was included in our year-end 2004 reserve figures. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights on a timelier basis, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.

     In addition to the impact on our mineral reserve and non reserve mineral resources, the presence of illegal miners could lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible. Illegal miners work on other of our properties from time to time, and they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.
Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.
     Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.
     We are required to annually test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditor addressing these assessments. Any failure to implement, improve and expand our systems, processes, or controls efficiently could have a material adverse effect on our business and our ability to achieve and maintain an effective internal control environment. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. While we satisfied the requirements of Section 404 for the year ended December 31, 2004, failure in the future to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price. As a reporting issuer in Canada and not reporting in the United States, St. Jude has not previously been subject to Section 404. As a result of our acquisition of St. Jude, we are required to expand our internal control procedures to include the business and financial information of St. Jude in order to satisfy the requirements of Section 404. Our failure to do so effectively and in a timely manner could have a material adverse effect on our business and share price.

Market Risks
The market price of our common shares could experience volatility and could decline significantly.
     Our common shares are listed on AMEX and the TSX. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:
•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the size of the public float in our common shares may limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the AMEX and the TSX, further reducing market liquidity.
     As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.
Investors could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.
     Golden Star is a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. It might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon our directors and experts. Execution by United States courts of any judgment obtained against us or, any of the directors, executive officers or experts named in this prospectus in the United States courts would be limited to our assets or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.
There may be certain tax risks associated with investments in Golden Star.
     Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes of common shares at a gain, or who received a so-called “excess distribution” on the common shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution.

The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital and subjects you to future dilution.
     As of January 20, 2006, approximately 19.1 million common shares are issuable on exercise of warrants, options or other rights to purchase common shares (including the shares issuable on exercise of options and warrants that are covered by this prospectus) at prices ranging from Cdn$0.29 to Cdn$9.07. In addition, 11.1 million common shares are currently issuable upon conversion of our senior convertible notes issued in April 2005. During the life of the warrants, options, notes and other rights, the holders are given an opportunity to profit from a rise in the market price of common shares, with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of its common shares. The holders of the warrants, options, notes and other rights can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights. If currently outstanding options or warrants to purchase our common shares are exercised, your investment would be further diluted.
THE COMPANY
     Golden Star Resources Ltd. was established under the Canada Business Corporations Act on May 15, 1992 as a result of the amalgamation of South American Goldfields Inc., a corporation incorporated under the federal laws of Canada, and Golden Star Resources Ltd., a corporation originally incorporated under the Business Corporations Act (Alberta) on March 7, 1984 as Southern Star Resources Ltd. We are a reporting issuer or the equivalent in all provinces of Canada and the United States and file disclosure documents with the Canadian securities regulatory authorities and the SEC in the United States.
     Our principal office is located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127, and our registered office is located at 66 Wellington St. W., Suite 3700, P.O. Box 20, Toronto Dominion Bank Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1N6. Golden Star’s fiscal year ends on December 31.
General
     We are an international gold mining and exploration company, focused primarily on mining, mine development and exploration in Ghana, West Africa.
Bogoso/ Prestea
     We own 90% of and operate the Bogoso/ Prestea gold mining and milling operation, which consists of the adjoining Bogoso and Prestea mining leases, located along the Ashanti Trend in southwestern Ghana. The property consists of several open pit mines and a nominal 6,000 tonne per day carbon-in-leach mill and processing plant. We hold the property under mining leases granted by the Government of Ghana, terminating from 2017 to 2031. In 2004, we produced 147,875 ounces of gold from Bogoso/ Prestea, at an average cash operating cost of approximately $250 per ounce, which we sold for an average gold price of approximately $410 per ounce. During the first nine months of 2005, we produced 101,709 ounces of gold from Bogoso/ Prestea, at an average cash operating cost of approximately $287 per ounce, which we sold for an average gold price of approximately $431 per ounce.

     If the expansion and development plans at Bogoso/ Prestea are completed as expected during 2006 and assuming a full year of production from the sulfide plant in 2007, our annualized production at Bogoso/ Prestea is expected to increase to 360,000 ounces of gold in 2007.
     Construction for the Bogoso/ Prestea expansion project commenced mid-year following the receipt of environmental permits and Board approvals in June 2005. We estimate that the total capital cost of the project, including the expansion of the mining fleet, will be approximately $115 to $125 million, and we expect a 15 to 18 month construction period, ending in late 2006. We sold $50 million in senior convertible notes in April 15, 2005 primarily to fund the Bogoso/ Prestea expansion project. During December 2005 we sold 31.59 million common shares in an equity offering for net proceeds of approximately $71.8 million for the primary purpose of funding the completion of the sulfide expansion project.
     The Government of Ghana owns the remaining 10% of Bogoso/ Prestea. As required by the law of Ghana for all mining operations, the Government has a carried interest under which it receives 10% of any future dividends from the subsidiaries owning the Bogoso/ Prestea mine, following repayment of all capital, and has no obligation to contribute development or operating expenses. The Government of Ghana also receives a royalty based on total revenues earned from the lease area. For the last three years, we have paid a royalty equal to 3% of our revenues from Bogoso/ Prestea. See “Risk Factors — Governmental and Regulatory Risks”.
Wassa
     Through another 90% owned subsidiary, Wexford Goldfields Limited, we own the Wassa gold property, located some 35 kilometers east of Bogoso/ Prestea. The newly constructed ore processing plant and open pit mine at Wassa was completed and placed in service on April 1, 2005 and currently processes a mixture of newly mined ore from the open pit mine and heap leach materials left by a former owner. During the second and third quarters of 2005, we produced 45,063 ounces of gold at Wassa at an average cash operating cost of $465 per ounce, which we sold for an average gold price of approximately $437 per ounce.
     We expect to produce approximately 140,000 ounces at Wassa in 2006.
     We hold the Wassa property under a mining lease expiring in 2022. The Government of Ghana has a 10% carried interest in Wassa.
St. Jude
     Through our newly acquired subsidiary, St. Jude, we own the St. Jude properties, consisting primarily of the Hwini-Butre and South Benso concessions. The St. Jude properties are at the southeastern end of the Ashanti gold belt region in Ghana, approximately 60 to 80 kilometers south of Wassa.
     The Government of Ghana has a 10% carried interest in the St. Jude properties.
Prestea Underground
     The Prestea Underground is located on the Prestea property and consists of a currently inactive underground gold mine and associated support facilities. As of June 30, 2005, our wholly-owned subsidiary, owned a 90% operating interest in this mine (with the bankruptcy trustee for our subsidiary’s former joint venture partner being awarded a 2.5% net profits interest by the High Court in Accra, Ghana). We are currently carrying out exploration and technical studies to determine if the underground mine can be reactivated on a profitable basis.

     We hold the Prestea Underground property under a mining lease expiring in 2031. We are engaged in care and maintenance of the underground mine and are conducting geologic and engineering studies as part of our evaluation of the potential to resume operations.
Exploration
     We have an approximate 53% interest in EURO Ressources S.A., a France registered, publicly traded royalty holding company (formerly known as Guyanor Ressources S.A.) that owns a royalty interest in Cambior Inc.’s Rosebel gold mine in Suriname. We hold interests in an exploration joint venture in Sierra Leone in West Africa and hold active exploration properties in Ghana, Côte d’Ivoire, Suriname and French Guiana. We hold indirect interests in gold exploration properties in Peru and Chile through our 22% interest in Goldmin Consolidated Holdings, and in the Democratic Republic of the Congo through an approximate 10% interest in Moto Goldmines Limited.
Business Strategy
     Since 1999, our business and development strategy has been focused primarily on the acquisition of producing and development stage gold properties in Ghana and on the exploration, development and operation of these properties. We also explore for gold. Since 1999, our exploration efforts have been focused on Ghana, other West African countries and South America. We are currently carrying out construction of a sulfide processing plant to expand production at Bogoso/ Prestea. Our ore processing plant and open pit mine at Wassa were completed and placed in service on April 1, 2005. If the expansion and development plans at Bogoso/ Prestea are completed as expected during 2006 and assuming a full year of production from the sulfide plant in 2007, our annualized production is expected to increase to over 500,000 ounces of gold in 2007. Achievement of this target is subject to numerous risks. See “Risk Factors”.
     Our overall objective is to grow our business organically and through acquisitions. As part of the effort to achieve this goal, we actively investigate potential acquisition and merger candidates. These efforts resulted in our acquisition of St. Jude.
ACQUISITION OF ST. JUDE
     On November 11, 2005, we entered into a definitive Arrangement Agreement with St. Jude, providing for the acquisition of the outstanding securities of St. Jude by us pursuant to a plan of arrangement effected pursuant to the Canada Business Corporations Act. The Arrangement was completed and became effective on December 21, 2005, resulting in St. Jude becoming a wholly owned subsidiary of Golden Star. Concurrent with the completion of the Arrangement, Michael Terrell, the President and Chief Executive Officer of St. Jude, became a director of Golden Star.
Overview of the Arrangement
     Pursuant to the Arrangement with St. Jude, every one common share of St. Jude was exchanged for 0.72 of a common share of Golden Star, and holders of convertible securities of St. Jude received securities of Golden Star convertible into or exercisable for a proportionate number of common shares of Golden Star at a proportionate price (in each case based on an exchange ratio of 0.72 of a common share of Golden Star for each St. Jude common share).

Benefits of the Arrangement/Plans for St. Jude
     Both Golden Star and St. Jude have been active in the exploration of mineral properties in Ghana and other parts of West Africa. In particular, the Hwini-Butre and South Benso concessions are within haulage distance of our Wassa gold mine, and we plan to consider the opportunity to mine and haul ore to Wassa, which could extend the mine life at Wassa and increase production at lower cash costs, with relatively low additional capital investment. We believe that the acquisition of St. Jude will allow us over time to capitalize on certain synergies in the form of greater growth opportunities, reduced costs and increased earnings. The acquisition of St. Jude is also expected to be accretive to our net asset value per share and to cash flow per share in the long term.
     We plan to commence exploration activities on the St. Jude properties in 2006, in particular the Hwini-Butre and South Benso concessions, and to develop non-reserve resource estimates based on our own methodologies, analytical techniques and quality assurance and quality control procedures. We will not include in our 2005 non-reserve resource estimates St. Jude’s pre-acquisition resource estimates. We expect to report our resource estimates for the St. Jude properties late in 2006.
St. Jude
     St. Jude previously operated as a natural resource company engaged in the acquisition and exploration of gold-related mineral properties, primarily in West Africa. In addition to the Hwini-Butre and South Benso projects, St. Jude has several other prospective exploration projects in Ghana, Burkina Faso and Niger. A description of St. Jude’s material properties are set forth below.
Hwini-Butre Concession, Tarkwa District, Ghana
     St. Jude holds a 90% interest in the Hwini-Butre concession (subject to receipt of regulatory approval), which is located in Tarkwa District, Ghana, approximately 230 kilometers west of the capital city of Accra and occupies an area of approximately 41.5 square kilometers. The Hwini-Butre concession is located on the southeastern end of the Ashanti gold belt. St. Jude previously carried out numerous exploration programs on the property. The Government of Ghana has a 10% carried interest in the Hwini-Butre concession.
South Benso Concession, Tarkwa District, Ghana
     St. Jude holds a 90% interest in the South Benso concession, located in Tarkwa District, Ghana. The South Benso concession is located contiguous to and directly north of the Hwini-Butre concession. The South Benso concession covers an area of approximately 43 square kilometers, and consists of three blocks: the Amantin, Subriso, and Chichiwelli blocks. St. Jude previously conducted a geochemical soil sampling survey over the South Benso concession and drill programs on the three blocks. The Government of Ghana has a 10% carried interest in the South Benso concession.
Goulagou and Rounga Properties, Burkina Faso
     St. Jude holds an 80% interest in each of the Goulagou and Rounga properties. The Goulagou and Rounga properties are two contiguous properties covering approximately 487 square kilometers and located approximately 100 kilometers west of Ouagadougou, the capital city of Burkina Faso, and 20 kilometres north of the city of Ouahigouya. The drilling program previously carried out by St. Jude supported the existence of several areas of gold enrichment including two parallel gold mineralized zones on the Goulagou property.

Deba and Tialkam Projects, Niger
     St. Jude holds a 90% interest in two exploration permits in Niger, referred to as Deba and Tialkam. St. Jude previously obtained certain data from exploration carried out by previous owners and initiated a drilling program.
Shieni Hills Project, Ghana
     St. Jude holds a reconnaissance license in northeast Ghana, which covers an exploration area of approximately 500 square kilometers centered on the Shieni Hills iron ore deposits. St. Jude has initiated exploring the license area for gold and other metal mineralization.
USE OF PROCEEDS
     Holders of the options and warrants are not obligated to exercise any of them. If all of the options and warrants are exercised, we would receive gross proceeds of approximately Cdn$18.8 million or $16.3 million.
     We intend to use the net proceeds of this offering for general corporate purposes, possibly including acquisitions. Pending the use of proceeds of this offering, we intend to invest the net proceeds of this offering in U.S. or Canadian treasury bills or short-term, investment grade, interest-bearing securities.
DESCRIPTION OF OPTIONS AND WARRANTS
Options
     This prospectus relates to the sale of up to 2,533,176 common shares issuable upon the exercise of options issued in connection with our acquisition of St. Jude. The options were issued in exchange for St. Jude options in the Arrangement based on a 0.72 exchange ratio, so that each Golden Star option is exercisable for that number of common shares that would otherwise have been issuable upon the exercise of the St. Jude option multiplied by 0.72 at an exercise price equal to the exercise price of the St. Jude option divided by 0.72. There are 140,400 options with an exercise price of Cdn$0.29, 1,060,776 options with an exercise price of Cdn$1.82, and 1,332,000 options with an exercise price of Cdn$2.50. The exercise price and the number of shares issuable upon exercise of the options is subject to adjustment upon the occurrence of a stock dividend, subdivision, redivision, consolidation, shares reclassification, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or similar transaction.
     With respect to any optionholder who ceases to be an employee, officer or director of St. Jude as a result of the Arrangement and within 90 days after the completion of the Arrangement, their options will expire at 5:00 p.m. (Denver time) on the date that is 90 days after December 21, 2005. With respect to any optionholder continuing as an employee, officer or director of St. Jude, their options will expire according to the original terms of the St. Jude option exchanged for the Golden Star option. The options expire by their terms at various times through September 21, 2009.
Warrants
     This prospectus relates to the sale of up to 3,240,000 common shares issuable upon the exercise of warrants issued in connection with our acquisition of St. Jude. The warrants were issued in exchange for St. Jude warrants in the Arrangement based on a 0.72 exchange ratio, so that each Golden Star warrant is exercisable for that number of common shares that would otherwise have been issuable upon the exercise of the St. Jude warrant multiplied by 0.72 at an exercise price equal to the exercise price of the St. Jude warrant divided by 0.72. The warrants are exercisable at a price of Cdn$4.17 per share. The exercise price and the number of shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of a: (i) common share reorganization; (ii) rights offering; (iii) special distribution; or (iv) capital reorganization, each as defined and determined in accordance with the terms of the warrants. The warrants expire at 4:30 p.m. (Toronto time) on November 20, 2008.

PRICE RANGE OF OUR COMMON SHARES
     Our common shares are listed on the American Stock Exchange under the trading symbol “GSS” and on the Toronto Stock Exchange under the trading symbol “GSC”. As of January 19, 2006, 205,954,582 common shares were outstanding, and we had approximately 985 shareholders of record. On January 20, 2006, the closing price per share for our common shares as reported by the American Stock Exchange was $3.06 and as reported by the Toronto Stock Exchange was Cdn$3.50.
     The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common shares.

	American Stock		Toronto Stock
	Exchange		Exchange
	High	Low	High	Low
	($)		(Cdn$)
2006
First Quarter (through January 21)	3.15	2.90	3.75	3.32
2005
First Quarter	4.04	2.58	4.94	3.15
Second Quarter	3.23	2.35	4.02	3.01
Third Quarter	3.73	2.84	4.33	3.40
Fourth Quarter	3.22	2.12	3.78	2.54
2004
First Quarter	7.25	5.29	9.43	7.00
Second Quarter	7.07	4.27	9.20	5.90
Third Quarter	5.27	3.71	6.73	4.91
Fourth Quarter	5.61	3.50	7.10	4.32
     We have not declared or paid cash dividends on our common shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.
PLAN OF DISTRIBUTION
     We are registering 5,773,176 of our common shares issuable upon the exercise of the options and warrants issued in connection with our acquisition of St. Jude.
DESCRIPTION OF COMMON SHARES
     Our authorized capital consists of an unlimited number of common shares and an unlimited number of first preferred shares issuable in series. The following is a summary and may not describe every aspect of the common shares that may be important. Our constating documents and by-laws define the rights of holders of common shares and of holders of preferred shares. As at January 19, 2006, 205,954,582 common shares and no preferred shares were issued and outstanding.

Common Shares
Dividend Rights
     Holders of common shares may receive dividends when, as and if declared by the board of directors on the common shares, subject to the preferential dividend rights of any other classes or series of Golden Star shares. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of Golden Star’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.
Voting and Other Rights
     Holders of common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast other than fundamental changes to Golden Star.
Liquidation
     In the event of any liquidation, dissolution or winding up of Golden Star, holders of common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.
Redemption
     Common shares are not redeemable or convertible.
Rights Agreement
     Rights to purchase common shares have been issued to holders of common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share at an exercise price equal to three times the market price of the common share, as determined under the terms of the agreement. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of common shares having an aggregate market price on the date of the event equal to twice the exercise price of the rights for an amount in cash equal to the exercise price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire Golden Star. The rights, which expire in 2007 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn.$0.00001 per right at any time until a person or group has acquired 20% of common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.
TRANSFER AGENT AND REGISTRAR
     The transfer agent and registrar for our common shares is CIBC Mellon Trust Company at its principal office in the city of Vancouver, British Columbia.

DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to incorporate by reference our publicly filed reports into this prospectus supplement and the related prospectus, which means that information included in those reports is considered part of this prospectus supplement and the related prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the related prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:
1.	Our Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2004;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

3.	Reports on Form 8-K filed on February 2, April 11, April 19, September 29, November 17, and December 23, 2005; and

4.	Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.
     We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127-6312, or by telephone at (303) 830-9000.
     The information relating to us contained in this prospectus supplement is not comprehensive and should be read together with the information contained in the related prospectus and in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     This prospectus supplement and the related prospectus is pursuant to a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement and the related prospectus in accordance with SEC rules.
     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room located at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov. Our common shares are listed on the American Stock Exchange and you may inspect reports, proxy statements and other information concerning us at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

PROSPECTUS
$300,000,000
GOLDEN STAR RESOURCES LTD.
Common Shares
Preferred Shares
Warrants
Convertible Debt Securities

        Golden Star Resources Ltd. (together with its subsidiaries, “Golden Star,” “we,” “us,” or “our company”) may offer and sell from time to time up to $300,000,000 of our common shares, without par value, preferred shares, without par value, warrants, or convertible debt securities in one or more transactions.
      This prospectus provides you with a general description of the securities that we may offer. The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.
      Our common shares are traded on the American Stock Exchange under the symbol “GSS” and on the Toronto Stock Exchange under the symbol “GSC.” Warrants issued in conjunction with our February 14, 2003 equity offering are traded on the Toronto Stock Exchange under the symbol “GSC.WT.A.”
      References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.
      This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.
       The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 24, 2005.

      You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.
      We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.
      The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K, as amended on Form 10-K/ A, for the year ended December 31, 2004;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

3. Reports on Form 8-K filed February 2, February 4, April 11, April 19 and May 5, 2005; and

4. Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.
      We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, telephone (303) 830-9000.
      The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.
NON-GAAP FINANCIAL MEASURES
      In this prospectus or in documents incorporated herein by reference, we use the terms “total cash cost per ounce” and “cash operating cost per ounce”. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7 Management’s Discussion and Analysis in our most recent Annual Report on Form 10-K for an explanation of these measures.
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. These statements include comments regarding: the establishment and estimates of mineral reserves and resources, production, production commencement dates, productions costs, cash operating costs, total cash costs, grade, processing capacity, potential mine life, feasibility studies, development costs, expenditures, exploration, our expansion plans for Bogoso/ Prestea and our production goals at Wassa.
      The following, in addition to the factors described in “Risk Factors” in the accompanying prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of production;

•	unanticipated grade changes;

•	effects of illegal miners on our properties;

•	unanticipated recovery or production problems;

•	changes in mining and milling costs;

•	metallurgy, processing, access, availability of materials, equipment, supplies and water;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals and permits;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions; and

•	availability of capital at reasonable rates or at all.
      These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.
OUR BUSINESS
      We are a Canadian international gold mining and exploration company headquartered in Littleton, Colorado, a suburb of Denver, Colorado and producing gold in Ghana, West Africa. Through our subsidiaries and joint ventures we own a controlling interest in four significant gold properties in Southern Ghana: the Bogoso property (“Bogoso”), the Prestea property (“Prestea”), the Wassa property (“Wassa”) and the Prestea Underground property (“Prestea Underground”). Bogoso and Prestea are adjoining properties, operating as a single operation and referred to as (“Bogoso/ Prestea”). Bogoso/ Prestea and the Prestea Underground are owned by our 90% owned subsidiary, Bogoso Gold Limited (“BGL”). In 2004, 147,875 ounces of gold were sold by Bogoso/ Prestea, which has produced essentially all of our gold since we became a gold producer in late 1999.
      Through a 90% owned subsidiary, we own the Wassa gold property, located some 35 kilometers east of Bogoso/ Prestea. The newly constructed ore processing plant and open pit mine at Wassa were completed and placed in service on April 1, 2005 and currently processes a mixture of newly mined ore from the open pit mine and heap leach materials left by a former owner. We expect production of approximately 100,000 to 120,000 ounces from this operation during 2005. The open pit is expected to become the sole source of mill feed beginning in 2006 after all of the heap leach material has been processed.
      The Prestea Underground is located on the Prestea property and consists of a currently inactive underground gold mine and associated support facilities. As of March 31, 2005, BGL owned an approximately 90% operating interest in this mine. We are currently conducting exploration and engineering studies to determine if the underground mine can be reactivated on a profitable basis.
      We hold an interest in an exploration joint venture, managed by our joint venture partner, in Sierra Leone in West Africa and hold active exploration properties in Ghana, Suriname and French Guiana. We hold interests in gold exploration properties in Peru and Chile through our affiliate Goldmin Holdings, and in the Democratic Republic of the Congo through an investment in Moto Goldmines Limited.
      Our corporate headquarters are located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127 and our telephone number is (303) 830-9000.

RISK FACTORS
      An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address material factors that may affect our future operating results and financial performance.
Financial Risks
A substantial or extended decline in gold prices would have a material adverse effect on our company.
      The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or extended decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso-Prestea and Wassa if such operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•	cause us to be unable to fulfill our obligations under our agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted reserves are not replaced.
      Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or might interrupt operations until the reassessment can be completed. Mineral reserve calculations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.
We may incur substantial losses in the future that could make financing our operations and business strategy more difficult.
      We had a net loss of $1.4 million in the first quarter of 2005 and annual earnings of $2.6 million, $22.0 million and $4.9 million in 2004, 2003 and 2002, respectively. We reported net losses of $20.6 million in 2001, $14.9 million in 2000, and $24.4 million in 1999. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs, and impairment write-offs of mine property and/or exploration property costs, could cause us to become unprofitable in the future. Any future operating losses could make financing our operations and our business strategy, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition.
Our obligations could strain our financial position and impede our business strategy.
      We have total consolidated debts and liabilities as of March 31, 2005 of $35.7 million, including $9.7 million payable to financial institutions, $16.1 million of current trade payables and accrued current liabilities and an $8.9 million accrual for environmental rehabilitation liabilities. For additional information on our environmental rehabilitation liabilities, see note 13 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for our most recently completed fiscal year and any subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter. In addition, in April 2005, we sold $50 million of senior unsecured convertible notes, maturing on April 15, 2009, to a private investment fund. We expect that our indebtedness and other liabilities will increase as a result of our corporate development activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.
Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.
      There are numerous uncertainties inherent in estimating proven and probable mineral reserves and measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably.
      Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimate. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.
We currently have only two major sources of operational cash flows, which will likely be insufficient to fund our continuing exploration and development activities.
      While we have received significant infusions of cash from sales of equity, our only current significant internal sources of funds are operational cash flows from Bogoso/ Prestea and Wassa. The newly constructed Wassa processing plant and open pit mine were completed and placed in service on April 1, 2005 and currently processes through the mill a mixture of ore from the open pit and materials from the prior owner’s heap leach pads. Production at Wassa is expected to range between 100,000 ounces and 120,000 ounces in 2005 and to increase to average approximately 140,000 ounces per year after 2005. However, our Wassa production goals may not be achieved. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years. We expect that these expenditures will exceed free cash flows generated by Bogoso/ Prestea and Wassa during that period, and therefore we expect to use our excess cash and in the future to require additional outside capital. Lower gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring lower gold prices could have similar effects in the future. In the future, we may not be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing, we might need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or could be forced to sell, some of our properties.

Implementation of a hedging program might be unsuccessful and incur losses.
      We do not intend to hedge our gold production in a manner that limits the upside potential of gold price increases.
      However, as required in a loan agreement, one of our subsidiaries has entered into gold derivative positions designed to stabilize its expected royalty revenues received from the gold royalty payer. The derivative limits both the upside of the royalty revenues and the down side. While there is a risk of loss if the derivative positions were to be liquidated early and during a period of unfavorable gold prices, loan covenants prohibit liquidation of the position prior to the end of the loan repayment.
      We have purchased and expect to continue to purchase puts from time to time during the construction phase of a new processing plant in Ghana, which give us the right but not the obligation to sell gold in the future at a fixed price. While puts do not limit the upside potential of higher gold prices, early liquidation of puts during a period of unfavorable gold prices could result in a loss.
      We continue to review whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a more general hedging program. To date, we have decided not to implement a more general hedging program on gold production from our own properties.
We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.
      Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We typically convert our United States funds to foreign currencies as payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these currencies, and such fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/ Prestea and Wassa is based on the Ghanaian currency, the Cedi. We are required to convert into Cedis only 20% of the foreign exchange proceeds that we receive from selling gold, but the Government of Ghana could require us to convert a higher percentage of such sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase due to changes in the value of the United States dollar or the Cedi, the South African Rand or other currencies, such as the recent decrease in the value of the United States dollar relative to other currencies. In addition, such changes may increase the salary costs of expatriate employees who are currently paid in United States dollars. Consequently, operation and development of our properties might be more costly than we anticipate. While we have not hedged against currency exchange risks in the past, we expect to purchase South African Rand forward contracts in the near future to hedge the expected purchase of capital assets in South Africa in connection with the Bogoso sulfide expansion project and may engage in additional hedges in the future. Implementation of a currency hedging program may not adequately protect us from the effects of fluctuation in currency exchange rates.
Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.
      We are actively pursuing the acquisition of producing, development and advanced stage exploration properties and companies, and have recently completed the acquisition and joint venture of exploration and development properties in Ghana and Sierra Leone. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive and diverts management attention from our existing business and may be unsuccessful, as was our recent bid for IAMGold. As our operations to date have focused on a single property in Ghana, any acquisition that we may choose to complete may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with those of our company. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material orebody may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating our operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.
We are subject to litigation risks.
      All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings, which include labor matters such as unfair termination claims, supplier matters and property issues incidental to our business, and are subject to a dispute with respect to a portion of our interest in the Prestea Underground. We believe it is unlikely that the final outcome of these legal proceedings will have a material adverse effect on our financial position or results of operation. However, defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our financial position and results of operations.
Operational Risks
The technology, capital costs and cost of production of refractory mineral reserves and non-reserves at Bogoso/ Prestea remain subject to a number of uncertainties, including funding uncertainties.
      Based upon the completion of our Bogoso sulfide project feasibility study in 2001, the refractory material at Bogoso/ Prestea, which is ore that cannot be satisfactorily processed by basic gravity concentration or simple cyanidation, has been included in our proven and probable mineral reserves, which are prepared in accordance with Canada’s National Instrument 43-101. While the sulfide project feasibility study indicated that refractory mineral reserves can be profitably mined and processed at current gold prices, the capital cost to upgrade the Bogoso processing plant with a bio-oxidation or BIOX circuit to process refractory ore, together with related mining equipment, and facilities, is significant, and $8.0 million was spent on the project through March 31, 2005. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines and in spite of our testing, engineering and analysis, the technology may not perform successfully at commercial production levels on the Bogoso/ Prestea refractory sulfide ores, in which case our production estimates may not be achieved.
We are subject to a number of operational hazards that can delay production or result in liability to us.
      Our activities are subject to a number of risks and hazards including:

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	difficulty in applying technology such as bio-oxidation processing;

•	unusual or unexpected geological or operating conditions;

•	slope failures;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.
These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We could incur liabilities as a result of pollution and other casualties. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.
Our mining operations are subject to numerous environmental laws, regulations and permitting requirements that can delay production and adversely affect operating and development costs.
      Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.
      A significant portion of our recently acquired Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or expensive to comply.
      Mining and processing gold from the south end of the Prestea property, conversion of the existing Bogoso/ Prestea processing plant to process refractory sulfides and other activities will require mining and other permits from the Government of Ghana. These permits may not be issued on a timely basis or at all, and such permits, when issued, may be subject to requirements or conditions with which it is burdensome or expensive to comply. We have, for example, experienced delay in obtaining environmental permits at Bondaye. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.
      As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.
The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.
      Mine development projects, including our recent development at Wassa and anticipated expansion at Bogoso/ Prestea, typically require a number of years and significant expenditures during the development phase before production is possible.

      Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	anticipated metallurgical recovery rates;

•	environmental considerations and permitting;

•	future gold prices; and

•	anticipated capital and operating costs.
      Our mine development projects could have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable mineral reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses and might not prove to be accurate.
      The management of mine development projects and start-up of new operations are complex, and we do not have a history of simultaneously managing an ongoing operation, the start-up of a new operation and a significant development project. Completion of development and the commencement of production may be subject to delays, as occurred at Wassa. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.
      Adverse effects on the operations or further development of a project could also adversely affect our business, financial condition, results of operations and cash flow. Because of these uncertainties, and others identified in “Risk Factors”, our production estimates at Bogoso/ Prestea and Wassa may not be achieved.
We need to continually obtain additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.
      Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand our mineral reserves as our mines produce gold. At current average production rates, we estimate that Bogoso/ Prestea has over ten years of mine life and Wassa has approximately five years of mine life, but our estimates might not be correct and the mine life would be shortened if we expand production. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.
Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.
      Gold exploration, including the exploration of the Prestea Underground, involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is determined in part on the following factors:

•	the identification of potential gold mineralization based on superficial analysis;

•	availability of prospective land;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.
      Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.
We face competition from other mining companies in connection with the acquisition of properties.
      We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.
Title to our mineral properties could be challenged.
      We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/ Prestea, Wassa and Prestea Underground properties. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions could be severely constrained. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.
We depend on the services of key executives.
      We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our management team, the loss of these persons or our inability to attract and retain additional highly skilled employees could adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations. We have obtained key person insurance only with respect to our President and Chief Executive Officer.

      The period of weak gold prices prior to 2002 resulted in the depletion in the number of trained and experienced professionals and managers in our industry. Higher gold prices have resulted in an increased demand for these people, and it could therefore be more difficult to attract or retain such experienced professionals and managers without significantly increasing the cost to Golden Star.
Our insurance coverage could be insufficient.
      Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.
      Such occurrences could result in:

•	damage to mineral properties or production facilities;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining;

•	monetary losses; and

•	possible legal liability.
      Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.
Governmental and Regulatory Risks
As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.
      We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on our valuation and stock price.
We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.
      Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing

•	production

•	taxes

•	water disposal

•	toxic substances

•	development and permitting

•	exports

•	imports

•	labor standards

•	occupational health and safety

•	mine safety

•	environmental protections
      Compliance with these regulations increases the costs of the following:

•	planning

•	designing

•	drilling

•	operating

•	developing

•	constructing

•	closure and reclamation
      We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Due to the substantial increase in mining development in Ghana in recent years, the Government of Ghana has been reviewing the adequacy of reclamation bonds and guarantees throughout the country and in some cases has requested higher levels of bonding than previously had been required. Our bonds may be increased. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.
      Government regulations limit the proceeds from gold sales that could be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/ Prestea is currently our only source of internally generated operating cash flows.

The Government of Ghana has the right to increase its ownership and control of certain subsidiaries.
      The Government of Ghana currently has a 10% carried interest in our subsidiaries that own our Bogoso/ Prestea mine, Wassa mine and Prestea Underground property. The Government of Ghana also has: (a) the right to acquire up to an additional 20% equity interest in each of these subsidiaries for a price to be determined by agreement or arbitration; (b) the right to acquire a special share or golden share in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree; and (c) a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. The Government of Ghana may seek to exercise one or more of these rights, which could reduce our equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/ Prestea and/or reduce our anticipated income or cash flows from Wassa, reducing amounts available to us for reinvestment and adversely affecting our ability to take certain actions.
We are subject to risks relating to exploration, development and operations in foreign countries.
      Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects, we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.
      Our assets and operations are affected by various political and economic uncertainties, including:

•	the risks of war, civil unrest, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.
Illegal mining occurs on our properties, is difficult to control, can disrupt our business and can expose us to liability.
      We continue to experience heightened illegal mining activity on the Prestea property involving illegal miners numbering in the thousands. Most of this activity is in the Beta Boundary area south of Prestea and includes areas where we have established reserves. While it is difficult to quantify the exact impact of this activity on our reserves and non-reserve mineral resources, our preliminary survey completed in September 2004 indicated that an estimated 50,000 ounces of gold may have been removed by the illegal mining activity. The impact of this illegal mining, to the extent known at this time, on our currently reported reserve and non-reserve mineral resources was included in our year-end 2004 reserve figures. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights on a timelier basis, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.

      In addition to the impact on our reserve and non-reserve resources, the presence of illegal miners could lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible. While illegal miners work on other of our properties from time to time, they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.
Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.
      Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.
      We are required to annually test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditor addressing these assessments. Any failure to implement, improve and expand our systems, processes, or controls efficiently could have a material adverse effect on our business and our ability to achieve and maintain an effective internal control environment. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. While we satisfied the requirements of Section 404 for 2004, failure in the future to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price.
Market Risks
The market price of our common shares could experience volatility and could decline significantly.
      Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange and the Toronto Stock Exchange, further reducing market liquidity.
      As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.
You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.
      We are a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia as our agent for service of process in the Province of British Columbia, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us or, any of the directors, executive officers or experts named in this prospectus in United States courts would be limited to the assets of Golden Star Resources Ltd. or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.
There may be certain tax risks associated with investments in our company.
      Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.
The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital.
      As of May 6, 2005 approximately 14.5 million common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from Cdn$1.02 to Cdn$9.07. In addition, 11.1 million of our common shares are currently issuable upon conversion of the senior unsecured convertible notes issued in April 2005. During the life of the warrants, options, notes and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our common shares. The holders of the warrants, options, notes and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.
USE OF PROCEEDS
      Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our mining properties in Ghana, acquisition, exploration and development of additional properties or interests and working capital and other general corporate purposes such as repayment of debt, if applicable.
PLAN OF DISTRIBUTION
      We may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering, or we may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.
      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
      We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

      Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.
      Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such securities.
DESCRIPTION OF COMMON SHARES
      We are authorized to issue an unlimited number of common shares, without par value. As of May 6, 2005, there were 142,389,060 common shares outstanding.
Dividend Rights
      Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.
Voting and Other Rights
      Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.
Election of Directors
      All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.
Liquidation
      In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.
Redemption
      Golden Star common shares are not redeemable or convertible.
Rights Agreement
      Rights to purchase our common shares have been issued to holders of our common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share for three times the market price of the common shares, subject to adjustment. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire our common shares with a market value equal to twice the exercise price, subject to adjustment.

Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. The rights, which expire at the close of business on the date of our annual meeting of shareholders in 2007 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.
Other Provisions
      All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.
      You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.
      This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
      CIBC Mellon Trust Company, The Oceanic Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, BC V6E 3X1, Canada, is the transfer agent and registrar for our common shares.
DESCRIPTION OF PREFERRED SHARES
      We are authorized to issue an unlimited number of preferred shares, without par value. As of May 6, 2005, there were no preferred shares outstanding. Preferred shares are issuable in such classes or series as are determined by the board of directors, who have the authority to determine the relative rights and preferences of each such class or series. The board of directors has not designated any class or series of preferred shares.
      The issuance of preferred shares could adversely affect the voting power of holders of our common shares, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our common shares. Unless otherwise indicated in the prospectus supplement, all preferred shares to be issued from time to time under this prospectus will be fully paid and nonassessable.
      The prospectus supplement relating to the preferred shares offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of preferred shares offered and the offering price of the preferred shares;

•	the title and stated value of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the liquidation rights of the preferred shares;

•	the procedures for auction and remarketing, if any, of the preferred shares;

•	the sinking fund provisions, if applicable, for the preferred shares;

•	the redemption provisions, if applicable, for the preferred shares;

•	whether the preferred shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred shares will have voting rights and the terms of any voting rights, if any;

•	whether the preferred shares will be listed on any securities exchange;

•	whether the preferred shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred shares.
      The applicable prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the purchase and ownership of the preferred shares offered by the prospectus supplement.
      The transfer agent for each series of preferred shares will be described in the prospectus supplement.
DESCRIPTION OF WARRANTS
      At May 6, 2005, there were two series of warrants outstanding to purchase a total of 8,833,334 million common shares as follows:

		Amount	Exercise
Issued with:	Date Issued	Outstanding	Price		Term		Expiration Date

Broker warrants	July 24, 2002	385,000	Cdn$	2.28	2 years	(1)	July 24, 2005
Equity offering	February 14, 2003	8,448,334	Cdn$	4.60	4 years		February 14, 2007
Total		8,833,334

(1)	The July 24, 2002 broker warrants are exercisable during a two-year period beginning July 24, 2003.
      The warrants issued in conjunction with the February 14, 2003 equity offering are traded on the Toronto Stock Exchange under the symbol GSC.WT.A. There is no public market for our other warrants.
      We may issue warrants for the purchase of debt securities, preferred shares, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the prices of the warrants may be payable;

•	the securities for which the warrants are exercisable;

•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	if applicable, the identity of the warrant agent; and

•	any other terms of such warrants.
      Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.
      Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.
DESCRIPTION OF CONVERTIBLE DEBT SECURITIES
      This prospectus describes certain general terms and provisions of our convertible debt securities to be issued in the future. When we offer to sell a particular series of convertible debt securities, we will describe the specific terms of the series in a supplement to this prospectus.
      The debt securities will be issued under an indenture between us and a duly qualified financial institution, as trustee. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. We have summarized select portions of the indenture below. The summary may not contain all the terms that are important to you. You should read the form of the indenture that has been filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used in the summary have the meanings specified in the indenture.
General
      The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.
      The indenture does not limit the amount of debt securities that we may issue under the indenture. The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount, prices and terms of the debt securities. These terms may include:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal, premium and interest payments may be made on the debt securities;

•	the currency or currencies in which the debt securities are issued and payable;

•	the conversion or exchange provisions applicable to the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;

•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.
      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.
      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.
Book-Entry Debt Securities
      Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.
      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
      So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
      We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.
      We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Golden Star, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
      We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
      We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
      We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Debt Securities
      Transfer or Exchange of Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
No Protection In the Event of a Change of Control
      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Covenants
      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable prospectus supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets
      We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation, or the surviving entity (if other than Golden Star) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations under the debt securities and the indenture;

•	immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.
Events of Default
      Unless otherwise provided in the applicable prospectus supplement, the indenture defines an event of default with respect to any series of debt securities, as one or more of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of any debt security of that series when due and payable;

•	an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.
      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
      Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may involve the trustee in personal liability.
      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
      Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.

      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
      Golden Star and the trustee as to any series of debt securities may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the indenture. Nevertheless, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•	reduce the principal amount of original issue discount securities payable upon acceleration of maturity;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).
      Subject to the limitations discussed above, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
      Covenant Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.
      The conditions include:

•	depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.
      For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.
Federal Income Tax Consequences and Other Special Considerations
      We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges is as follows for the period indicated:

Three Months
Ended		Fiscal Year Ended December 31
March 31,
2005		2000		2001		2002		2003		2004

—	(1)	—	(1)	—	(1)	16	x	93	x	7	x

(1)	For fiscal years ended December 31, 2000 and 2001 and the three months ended March 31, 2005, earnings were insufficient to cover fixed charges.
      We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from operations before income tax, minority interest adjustments and changes in accounting principles and fixed charges, and “fixed charges” consists of the interest portion of rental expense and interest incurred. Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges.
LIMITATION OF LIABILITY AND INDEMNIFICATION
      We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the Canada Business Corporations Act, or CBCA, and our by-laws. Our by-laws provide that we will indemnify any such person in such circumstances as the CBCA or law permits or requires.
      Our ability to indemnify our directors and officers is governed by section 124 of the CBCA. Under this provision, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer or in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with us or such other entity. However, we may not indemnify an individual unless the individual:

a. acted honestly and in good faith with a view to the best interests of our or such other entity for which the individual acted as director or officer or in a similar capacity at our request, as the case may be; and

b. in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
      We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.
      With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in our favor to which the individual is made a party because of the individual’s association with us or such other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.
      In addition to the right to indemnification set forth in the agreements with our directors and our by-laws, the CBCA provides that an individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or such other entity, if the individual seeking indemnity:

a. was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b. fulfills the conditions set out in clauses (a) and (b) above.
      We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL MATTERS
      Fasken Martineau DuMoulin LLP of Toronto, Ontario, has provided its opinion on the validity of the securities offered by this prospectus.
EXPERTS
      The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.